UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Northumberland Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-165373	98-0628594

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

701 N. Green Valley Pkwy, #200-258, Henderson, NV	89074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 335-0356

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 7, 2013, Ryan Kerr was appointed to serve as a replacement director in the stead of Chris Knowles, to serve until the next regularly scheduled Board of Directors election by shareholders.

Ryan Kerr, Director

Mr. Kerr currently manages Inland Oil Corp., his family-owned business. Mr. Kerr has over 15 years experience in locating, producing, completing and general operations in the oil and gas industry. Mr. Kerr has successfully drilled and completed hundreds of wells throughout the Mid-continent region and is actively involved with development and operations of fields in this region. Mr. Kerr’s extensive experience in oil and gas exploration and production is furthered as an exploration geologist where he has consulted on several water-flood and infill drilling projects throughout Oklahoma, Kansas, North Dakota, Wyoming, New Mexico, Texas, and California. Currently, Mr. Kerr has been heading drilling programs for several operators in Oklahoma, as well as design and implementation of a Nitrogen gas flood in Wagoner County Oklahoma in the Stone Bluff Field. This project consisted of flooding 1,200+ - acres with the producing interval from the Dutcher Sand zone at a depth of 1250’feet. Production since the start of the nitrogen injection flood has been increased from the formation at a rate of 1 MMCF per day. Mr. Kerr also serves on the Board of Directors of Tiger Oil and Energy, Inc (OTC BB TGRO).

Exhibits

No.	Exhibits

99.1	Consent to Serve

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 18, 2013

Northumberland Resources, Inc.

By:	/s/ FortunatoVillamagna
Fortunato Villamagna, President

EXHIBIT INDEX

No.	Exhibits
99.1	Consent to Serve